Exhibit 15.3

Date: August 29, 2024

QuantaSing Group Limited

2/F, Building D, Ronsin Technology Center

Chaoyang District, Beijing 100102

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—Permissions and Licenses Required from the PRC Authorities for Our Operations and Overseas Securities Offerings”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” and “Item 4. Information on the Company—C. Organizational Structure” in QuantaSing Group Limited’s Annual Report on Form 20-F for the year ended June 30, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of August 2024. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ CM Law Firm
CM Law Firm